Exhibit 10.8

Freddie Mac Loan No. 708556663

Century Palms at World Gateway

AGREEMENT TO AMEND OR COMPLY

THIS AGREEMENT TO AMEND OR COMPLY (“Agreement”) is made as of this 20th day of August, 2015 by and between BR CARROLL WORLD GATEWAY, LLC, a Delaware limited liability company (“Borrower”) and JONES LANG LASALLE OPERATIONS, L.L.C., an Illinois limited liability company (“Lender”).

RECITALS:

A.          Borrower has borrowed the sum of $24,999,000.00 (the "Loan") from Lender, evidenced by a Multifamily Loan and Security Agreement of even date herewith executed by Borrower and Lender (the "Loan Agreement") and Borrower's Multifamily Note of even date herewith (the "Note"), which Loan Agreement and Note are secured by an Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement (the "Security Instrument") encumbering the multifamily rental project known as Century Palms at World Gateway located in Orlando (Orange County), Florida (the "Property") and more particularly described in the Security Instrument.

B.           The Loan Agreement, the Note, the Security Instrument and the other documents, certificates, instruments and agreements executed by Borrower in connection with or to otherwise evidence or secure the Loan are hereinafter collectively referred to as the "Loan Documents."

C.           Pursuant to the terms of a Commitment Letter (the “Commitment”), Borrower has been advised that Lender intends to sell, transfer, deliver and assign the Loan to the Federal Home Loan Mortgage Corporation (“Freddie Mac”).

NOW, THEREFORE, in consideration of and as an inducement to Lender to make the Loan, Borrower, intending to be legally bound, hereby covenants and agrees as follows:

1.            Further Documentation. In the event any further documentation or information is (a) reasonably required by Lender in order to enable Lender to sell the Loan to Freddie Mac, or (b) deemed reasonably necessary or appropriate by Lender in the exercise of its rights under the Commitment or to correct patent mistakes in the Loan Documents, materials relating to mortgagee’s land title insurance or the funding of the Loan, Borrower shall provide, or cause to be provided to Freddie Mac or Lender, as the case may be, at Borrower’s cost and expense, including the payment of any additional fees required by Freddie Mac, such further documentation or information. Borrower shall execute and deliver to Lender and/or Freddie Mac such documentation, including but not limited to, any amendments, corrections, deletions or additions to the Note, the Security Instrument and the other Loan Documents as may be required by Lender or Freddie Mac; provided, however, that Borrower shall not be required to do anything that has the effect of (a) changing the essential economic terms of the Loan set forth in the Commitment, or (b) imposing greater liability under the Loan Documents than that set forth in the Commitment, or (c) resulting in any significant cost or expense to the Borrower.

2.            Compliance with Freddie Mac Requirements. Borrower shall do anything reasonably necessary to comply with the requirements of Freddie Mac, in order to enable Lender to sell the Loan to Freddie Mac or to obtain a refund of the commitment fee from Freddie Mac; provided, however, that Borrower shall not be required to do anything that has the effect of (a) changing the essential economic terms of the Loan set forth in the Commitment, or (b) imposing greater liability under the Loan Documents than that set forth in the Commitment, or (c) resulting in any significant cost or expense to the Borrower.

Agreement to Amend or Comply	Page 1

3.            Event of Default. In the event Borrower is requested to: (a) furnish any documentation or information, (b) execute and deliver any documentation; (c) correct or amend any documents previously executed, or (d) perform any acts, as provided herein, and Borrower fails to do so such that Freddie Mac refuses to purchase the Loan, or, if previously purchased, Freddie Mac requires that Lender repurchase the Loan, then such failure by Borrower shall be, at the sole option of Lender, an event of default under the Loan Agreement, the Note, the Security Instrument and the other Loan Documents and Lender shall have the right, in its sole and absolute option, to demand payment in full of the Note, and pursue such remedies as are available to Lender under the Security Instrument and the other Loan Documents.

4.            Signatures. Borrower acknowledges that the Loan Documents may contain blanks for the date of the Loan Documents as well as for certain other provisions in that such date and terms were not known at the time the Loan Documents were delivered to Borrower for execution. Borrower further acknowledges that modifications may need to be made to the Loan Documents to incorporate changes thereto agreed upon by Borrower, any guarantor, and Lender after delivery of the Loan Documents to Borrower for execution (collectively, the “Changes”). Borrower hereby acknowledges and agrees that Lender is authorized to complete any blanks in the Loan Documents and to substitute pages into the Loan Documents necessary to reflect any Changes upon review by Borrower and Borrower’s counsel. Borrower further agrees that should any dispute arise as to which version of the Loan Documents is the “final” version, the computer files maintained by Lender’s counsel, including without limitation any records of email communications, shall be conclusive except in the case of manifest error.

5.            Survival. This Agreement shall survive closing of the Loan and funding by Freddie Mac to Lender of Freddie Mac’s purchase of the Loan.

6.            Notices. All notices given under this Agreement shall be in writing to the other party at the address and in the manner set forth in the Loan Agreement and Security Instrument.

7.            Governing Law: Recourse. This Agreement shall be governed by and construed in accordance with the laws of the jurisdiction in which the Property is located and applicable federal law, and shall be binding on Borrower and its successors and assigns and shall inure to the benefit of Lender and its successors and assigns. This Agreement is being executed in connection with the making of the Loan pursuant to the terms of the Loan Agreement and the Note. Borrower’s liability hereunder shall be limited to the same extent provided in the Note. Time is of the essence of this Agreement.

8.            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original document and all of which together shall constitute one agreement.

IN WITNESS WHEREOF, the parties have caused the execution and delivery of this Agreement, under seal, as of the day and year first above written.

Agreement to Amend or Comply	Page 2

BORROWER:

BR CARROLL WORLD GATEWAY, LLC, a Delaware limited liability company

By:	/s/ Jordan Ruddy
Jordan Ruddy
Chief Executive Officer

{Signatures continued on next page}

Agreement to Amend or Comply	Page 3

LENDER:

JONES LANG LASALLE OPERATIONS, L.L.C., an Illinois limited liability company

By:	/s/ Faron G. Thompson
Faron G. Thompson
Managing Director, Capital Markets-Real Estate Investment Banking

Agreement to Amend or Comply	Page 4